Exhibit 99.1

PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces 41% Earnings Increase for the Fourth Quarter

Winchester, Virginia--January 12, 2005.

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $1.8 million for the fourth quarter of 2004, an increase of 41% or  $518 thousand over the net income for the corresponding quarter of 2003.  Diluted earnings per share were $0.35, an increase of 35% over the $0.26 per share for the fourth quarter of 2003.  The return on equity was 15.97% and the return on assets was 1.25%.  In comparison, the fourth quarter of 2003 generated a return on equity and assets of 13.54% and 1.08% respectively.

Net income for the year was $6.3 million, an increase of 20% or $1.0 million over the net income for the previous year.  2004 generated diluted earnings per share of $1.25, an increase of 13% over the $1.11 diluted earnings per share of 2003.  For the year ending 2004, the return on equity was 15.05% and the return on assets was 1.19% as compared to a return on equity of 15.86% and a return on assets of 1.22% for the year ending 2003.

Total assets for the company as of December 31, 2004 were $575.7 million, an increase of  $112.8 million or 24% over the 2003 year-end balance.  Net loans outstanding grew by $104 million or 27% and accounted for the majority of the asset growth.  The increase in loans was funded by an $87 million increase in deposits and a $20 million increase in borrowed money. The increase in net income is attributable in large part to the interest income and corresponding fees derived from the growth in loans.  Other income increased as a result of fees on a growing asset and deposit base while other expenses grew due to opening new branch offices, and the additional personnel, equipment and facilities needed to service an expanding customer base.

 Premier Community Bankshares is a growing multi-bank holding company that operates 16 offices in the Shenandoah Valley region located in the northwestern part of Virginia.  The corporation’s two subsidiary banks, Rockingham Heritage Bank and The Marathon Bank, serve an increasingly diversified market with a rapidly growing population.  The Corporation also operates a loan production office in the eastern panhandle of West Virginia and expects to open a newly-chartered subsidiary bank later in 2005.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602 ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Twelve Months Ending
Balance Sheet	DECEMBER 31,
Assets:	2004	2003	% Change
Cash & Due From Banks	$21,459	$22,394	-4.2%

Interest Bearing Due From Banks	115	208	-44.7%

Fed Funds Sold	19,075	16,901	12.9%

Securities-HTM	7,569	8,357	-9.4%

Securities-AFS	19,745	15,694	25.8%

Loans	491,872	386,563	27.2%

Allowance for Loan Losses	(5,007)	(4,104)	22.0%

Bank Premises & Equip.	12,158	10,962	10.9%

Other Assets	8,761	5,924	47.9%

Total Assets	$575,747	$462,899	24.4%

Liabilities:
Noninterest Bearing Deposits	$88,229	$61,123	44.3%

Interest Bearing Deposits	395,704	336,222	17.7%

Total Deposits	$483,933	$397,345	21.8%

Other Borrowed Money	30,691	10,729	186.1%

Other Liabilities	3,908	2,948	32.6%

Trust Preferred Capital Notes	13,000	13,000	0.0%

Total Liabilities	$531,532	$424,022	25.4%

Shareholders’ Equity
Common Stock	$4,920	$4,881	0.8%

Capital Surplus	19,502	19,328	0.9%

Retained Earnings	19,663	14,400	36.5%

Accumulated Other Comp Income(loss)	130	268	-51.5%

Total Shareholders’ Equity	$44,215	$38,877	13.7%

Total Liabilities and Shareholders’ Equity	$575,747	$462,899	24.4%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Twelve Months Ending
	DECEMBER 31,
	2004	2003	% Change

Income Statement

Interest Income	$31,452	$26,512	18.6%

Interest Expense	8,971	8,293	8.2%

Net Interest Income	22,481	18,219	23.4%

Provision for Loan Losses	1,020	919	11.0%

Net Interest Income After Provision for Loans Losses
	21,461	17,300	24.1%

Other Income	4,439	3,654	21.5%

Other Expenses	16,644	13,213	26.0%

Income Before Taxes	9,256	7,741	19.6%

Income Taxes	2,960	2,485	19.1%

Net Income	$6,296	$5,256	19.8%

Results of Operation

Book Value Per Share	$8.99	$7.96	12.9%

Earnings Per Share-Basic	$1.29	$1.14	13.2%

Earnings Per Share-Assuming Dilution	$1.25	$1.11	12.6%

Return on Average Assets	1.19%	1.22%	-2.5%

Return on Average Equity	15.05%	15.86%	-5.1%

Allowance for Loan Losses to Loans	1.02%	1.06%	-3.8%

Common Shares Outstanding, (Thousands)	4,920	4,881	0.8%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ending
	DECEMBER 31,
	2004	2003	% Change

Income Statement

Interest Income	$8,582	$6,934	23.8%

Interest Expense	2,463	2,004	22.9%

Net Interest Income	6,119	4,930	24.1%

Provision for Loan Losses	100	204	-51.0%

Net Interest Income After Provision for Loans Losses
	6,019	4,726	27.4%

Other Income	1,057	1,001	5.6%

Other Expenses	4,448	3,887	14.4%

Income Before Taxes	2,628	1,840	42.8%

Income Taxes	860	590	45.8%

Net Income	$1,768	$1,250	41.4%

Results of Operation

Earnings Per Share-Basic	$0.36	$0.27	33.3%

Earnings Per Share-Assuming Dilution	$0.35	$0.26	34.6%

Return on Average Assets	1.25%	1.08%	15.7%

Return on Average Equity	15.97%	13.54%	17.9%